Exhibit 10.2

STOCK AWARD AGREEMENT UNDER THE

NORTHERN TRUST CORPORATION 2002 STOCK PLAN

This Agreement is entered into as of the      day of                     , 200    , between Northern Trust Corporation (“Northern”) and                      (“Participant”).

The Northern Trust Corporation 2002 Stock Plan (“Plan”) provides, in Section 9 of the Plan, for the granting of Stock Awards to participating employees of Northern or its Subsidiaries (collectively, the “Corporation”), as approved by the Compensation and Benefits Committee (“Committee”) of the Board of Directors of Northern.

In exercise of its discretion under the Plan, the Committee has determined that the Participant should participate in the Plan and receive a Stock Award under Section 9 of the Plan, and, accordingly, Northern and the Participant hereby agree as follows:

1.	Grant. Northern hereby grants to the Participant a Stock Award of _____ shares of Common Stock (the “Stock Award Shares”), subject to the terms and conditions of the Plan and this Agreement. A Stock Award is the right, subject to the terms and conditions of the Plan and this Agreement, to receive a distribution of the Stock Award Shares pursuant to Paragraph 6 of this Agreement.

2.	Forfeiture. The Stock Award Shares granted to the Participant pursuant to this Agreement shall be forfeited and revert to Northern if prior to the date on which the Stock Award Shares vest pursuant to Paragraph 5 of this Agreement, (i) the Participant violates the non-competition provision of Paragraph 7 of this Agreement, or (ii) except as described in Paragraph 5 of this Agreement, the Participant’s employment with the Corporation terminates.

3.	Stock Certificates. Certificates of the Stock Award Shares shall be issued in the Participant’s name and shall be held by the Secretary of Northern until such time as: (i) the Stock Award Shares are forfeited, or (ii) the Stock Award Shares vest.

4.	Rights as Stockholder. The Participant shall be entitled to the right of a stockholder, with respect to the Stock Award Shares, to vote such Stock Award Shares. Northern shall maintain an account (“Account”) for the Participant which shall reflect the cash balance of any dividends and other distributions paid by Northern with respect to such Stock Award Shares, as increased by application of any interest factors as may be determined by the Committee, that the Participant is eligible to receive in distribution pursuant to Paragraph 5.

5.	Vesting. The Participant’s Stock Award Shares and the portion of the Account attributable to the Stock Award Shares shall become vested in accordance with the vesting schedule attached as Exhibit A to this Agreement, subject to (i) earlier prorated vesting in accordance with Paragraph 8 of this Agreement upon the Participant’s death, Retirement or Disability (each as defined below), (ii) earlier full vesting in the event of a Change in Control of Northern (as defined in the Plan), or (iii) a determination by the Committee in its sole discretion that earlier prorated or full vesting is appropriate. If the Participant’s employment with the Corporation terminates for any reason other than as set forth above in this Paragraph 5, the Participant’s Stock Award shares that have not yet vested shall be forfeited and revert to Northern on such termination date. Northern shall have no further obligation to the Participant under this Agreement following the Participant’s forfeiture of the Stock Award Shares.

For purposes of this Agreement, “Retirement” means retirement occurring by reason of the Participant having qualified for Normal, or Postponed Retirement under The Northern Trust Company Pension Plan.

For purposes of this Agreement, “Disability” means a disability that continues for a period of 12 months or more as defined by Northern Trust’s Managed Disability Program.

6.	Distribution. Except as provided below in this Paragraph 6, the Participant shall become entitled to the distribution of the Participant’s Stock Award Shares and the portion of the Account attributable to such Stock Award Shares on the Applicable Date(s) for the Stock Award Shares, and such distribution shall be made to the Participant as soon as practicable thereafter.

In the event of the Participant’s death, the Participant’s beneficiary or beneficiaries shall become entitled to the distribution of the Participant’s Stock Award Shares and the portion of the Account attributable to such Stock Award Shares on the Applicable Date immediately after the Participant’s death, and such distribution shall be made (i) as soon as practicable thereafter or on such other date designated by the Participant or the Participant’s beneficiary, but no later than two years after the death of the Participant, and (ii) to such beneficiary or beneficiaries and in such proportions as the Participant may designate in writing, and in the absence of a designation, to the following persons in the order indicated below:

•	The Participant’s spouse; if none, then,

•	The Participant’s children (in equal amounts); if none, then,

•	The Participant’s parents (in equal amounts); if none, then,

•	The Participant’s brothers and sisters (in equal amounts); if none, then,

•	The Participant’s estate.

In the event of the Participant’s Retirement or Disability, the Participant shall become entitled to the distribution of the Participant’s Stock Award Shares and the portion of the Account attributable to such Stock Award Shares Account on the Applicable Date immediately after the Participant’s Retirement or Disability.

No distribution shall be made prior to the first date when the Stock Award Shares and the portion of the Account attributable to such Shares may be distributed to the Participant without penalty or forfeiture under federal or state laws or regulations governing short-swing trading of securities. In determining whether a distribution would result in such a penalty or forfeiture, Northern may rely upon information reasonably available to it or upon representations of the Participant’s legal or personal representative.

For purposes of this Agreement, “Applicable Date” means the first trading day following the corresponding vesting date under Paragraph 5 on which Northern’s trading blackout is not in effect for the Participant, or such other date as the Committee or the Executive Vice President of Human Resources may determine.

7.	Restricted Activity. Despite anything to the contrary in Paragraph 5 or 6 of this Agreement, the Participant’s Stock Award Shares and the portion of the Account attributable to such Stock Award Shares that have not yet vested shall be forfeited and Northern shall have no obligation to distribute the Stock Award Shares and the portion of the Account attributable to such Stock Award Shares to the Participant (or the Participant’s beneficiary) pursuant to Paragraph 6, if the Participant, at any time since the date of this Agreement, has engaged as an employee, owner (other than as holder or beneficial owner of less than 10% of the outstanding shares of any corporation the shares of which are publicly traded), consultant, or otherwise, without the written consent of Northern, in any line of business which is the same as any line of business then carried on by the Corporation, unless as an employee, consultant or agent of the Corporation. A consent must be requested in advance in writing by the Participant and may be given upon authorization of the Committee and be subject to such terms and conditions as the Committee shall deem advisable. If the Participant shall have so engaged in any such business without such written consent, the Participant’s Stock Award Shares and the portion of the Account attributable to such Stock Award Shares that have not yet vested shall be forfeited by Northern by notice in writing to the Participant at any time within the thirty-day period following the date that the Corporation acquires knowledge of the Participant’s violation of this non-competition provision.

8.	Proration. The Participant shall cease to participate in the Plan under this Agreement as of the date of the Participant’s death, Disability or Retirement. If the Participant’s death, Disability or Retirement occurs prior to the end of the vesting period (the “Vesting Period”) on the vesting schedule attached as Exhibit A to this Agreement, the Participant shall have credited, and be deemed vested in, a number of Stock Award Shares and the portion of the Account attributable to such Stock Award Shares as determined by multiplying the number of Stock Award Shares which would have been distributable to the Participant and the portion of the Account attributable to such Stock Award Shares which would have been credited to the Participant’s Account if the Participant had participated in the Plan under this Agreement for the full Vesting Period, by the ratio of the number of full calendar months of the Participant’s participation during the Vesting Period to the number of full calendar months during the Vesting Period. The interest factor to be used in making this determination shall be the interest factor in effect at the time of death, Disability or Retirement, as the case may be.

9.	Delivery of Certificates. Despite the provisions of Paragraph 3, 5 and 6, Northern shall not be required to issue or deliver any certificates for shares of Common Stock pending compliance with applicable federal and state securities laws (including any registration required) and compliance with applicable stock exchange rules and practices. Northern shall use its reasonable efforts to cause compliance with those laws, rules and practices.

10.	No Right to Employment. Nothing in the Plan or this Agreement shall be construed as creating any right in the Participant to continued employment or as altering or amending the existing terms and conditions of employment of the Participant except as otherwise specifically provided in this Agreement.

11.	Nontransferability. No interest hereunder of the Participant is transferable except as provided in this Agreement.

12.	Withholding. Northern shall have the right to deduct from any distribution made hereunder in cash any sum required to be withheld by Northern for federal, state or local taxes. In the case of any distribution made hereunder in shares of Common Stock, Northern requires as a condition of distribution that the Participant or the Participant’s beneficiary pay Northern the amount which Northern determines to be required to be withheld for federal, state or local taxes. Unless the Participant otherwise elects, the tax withholding obligation with respect to the shares of Common Stock shall be satisfied by Northern’s withholding a portion of such shares otherwise distributable to the Participant. The Participant may elect to satisfy the tax withholding obligation by the delivery to Northern of shares of Common Stock acceptable to the Corporation. Any shares withheld or delivered shall be valued at their fair market value as of the date of withholding and delivery.

13.	Administration. The Plan is administered by the Committee. The rights of the Participant hereunder are expressly subject to the terms and conditions of the Plan (including continued shareholder approval of the Plan), together with such guidelines as have been or may be adopted from time to time by the Committee. The Participant hereby acknowledges receipt of a copy of the Plan.

14.	Interpretation. Any interpretation by the Committee of the terms and conditions of the Plan, this Agreement or any guidelines shall be final. This Agreement shall be construed under the laws of the State of Illinois. Capitalized terms not defined in this Agreement shall have the meanings assigned to them in the Plan.

15.	Sole Agreement. This Agreement, together with (a) the “Addendum to Award Agreements under the Plan” that is attached hereto and made an integral part hereof and (b) the Plan, is the entire Agreement between the parties hereto, all prior oral and written representations being merged herein. No amendment or modification of the terms of this Agreement shall be binding on either party unless reduced to writing and signed by the party to be bound. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective successors.

IN WITNESS WHEREOF, the Participant and Northern Trust Corporation by its duly authorized officer have signed this Agreement the day and year first written above.

Northern Trust Corporation

By:
Its:	Chairman and Chief Executive Officer

Participant

Exhibit A

Your stock award will vest according to the following schedule:

Vesting Date	Vesting Percentage

A-1